Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

CERTIFICATE OF INCORPORATION

OF

WARWICK VALLEY TELEPHONE COMPANY

Under Section 805 of the Business Corporation Law

1.                              The name of the Corporation is Warwick Valley Telephone Company.

2.                              The Corporation’s Certificate of Incorporation was filed by the Department of State on January 16, 1902.

3.                              The Certificate of Incorporation of the Corporation is hereby amended to change the name of the Corporation, so that said Paragraph “FIRST” shall provide in its entirety as follows:

“FIRST.  The name of the Corporation is Alteva, Inc.”

4.                              This Certificate of Amendment was authorized by a vote of the Board of Directors followed by a vote of a majority of all of the outstanding shares entitled to vote thereon at a meeting of shareholders.

IN WITNESS WHEREOF, I have signed this Certificate this 16th day of May, 2013.

/s/ David J. Cuthbert
David J. Cuthbert
President and Chief Executive Officer